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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ---------------

                                 SCHEDULE 14D-1
              TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1)
                   OF THE SECURITIES AND EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)

                                AND SCHEDULE 13D
                 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934
                               ---------------
                               AMENDMENT NO.  11

                                TRIAD PARK, LLC
                               ---------------
                           (NAME OF SUBJECT COMPANY)

                              TPL ACQUISITION, LLC
                               ---------------
                                    (BIDDER)

                MEMBERSHIP INTEREST, NO PAR VALUE (THE "SHARES")
                               ---------------
                         (TITLE OF CLASS OF SECURITIES)

                                   895814101
                               ---------------
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                             MURRAY A. INDICK, ESQ.
                       MANAGING DIRECTOR, GENERAL COUNSEL
                       RICHARD C. BLUM & ASSOCIATES, L.P.
                        909 MONTGOMERY STREET, SUITE 400
                        SAN FRANCISCO, CALIFORNIA  94133
                           TELEPHONE: (415) 434-1111

          (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSONS AUTHORIZED TO
            RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF BIDDER)

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
                                SCHEDULE 14D-1

                 CUSIP No.        89581401                          Page  2  of  13 Pages
-----------------------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON                                                                Richard C. Blum & Associates, L.P.
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                               94-3205364
-----------------------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                  (a) [X]
                                                                                                                            (b) [ ]
-----------------------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS*                                                                                            AF, WC, PF, OO
-----------------------------------------------------------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) or 2(f)                                [ ]
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6        CITIZENSHIP OR PLACE OF ORGANIZATION                                                                            California
-----------------------------------------------------------------------------------------------------------------------------------
7        AGGREGATE AMOUNT BENEFICIALLY OWNED                                                                              2,012,158
         BY EACH REPORTING PERSON
-----------------------------------------------------------------------------------------------------------------------------------
8        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES                                                                  [ ]
         CERTAIN SHARES*
-----------------------------------------------------------------------------------------------------------------------------------
9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                                                                    10.2%

-----------------------------------------------------------------------------------------------------------------------------------
10       TYPE OF REPORTING PERSON*                                                                                           PN, IA
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

                                SCHEDULE 14D-1

                 CUSIP No.        89581401                          Page  3  of  13 Pages
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
1        NAME OF REPORTING PERSON                                                                Richard C. Blum & Associates, Inc.
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                               94-2967812
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                  (a) [X]
                                                                                                                            (b) [ ]
-----------------------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS*                                                                                            AF, WC, PF, OO
-----------------------------------------------------------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) or 2(f)                                [ ]
-----------------------------------------------------------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION                                                                            California
-----------------------------------------------------------------------------------------------------------------------------------
7        AGGREGATE AMOUNT BENEFICIALLY OWNED                                                                              2,012,158
         BY EACH REPORTING PERSON
-----------------------------------------------------------------------------------------------------------------------------------
8        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES                                                                  [ ]
         CERTAIN SHARES*
-----------------------------------------------------------------------------------------------------------------------------------
9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                                                                    10.2%

-----------------------------------------------------------------------------------------------------------------------------------
10       TYPE OF REPORTING PERSON*                                                                                               CO
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

                                SCHEDULE 14D-1

                 CUSIP No.        89581401                          Page  4  of  13 Pages
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
1        NAME OF REPORTING PERSON                                                                                  Richard C. Blum
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------------------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (a) [X]
                                                                                                                           (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS*                                                                                           AF, WC, PF, OO
----------------------------------------------------------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) or 2(f)                               [ ]
----------------------------------------------------------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION                                                                           California
----------------------------------------------------------------------------------------------------------------------------------
7        AGGREGATE AMOUNT BENEFICIALLY OWNED                                                                             2,012,158
         BY EACH REPORTING PERSON
----------------------------------------------------------------------------------------------------------------------------------
8        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES                                                                 [ ]
         CERTAIN SHARES*
----------------------------------------------------------------------------------------------------------------------------------
9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                                                                   10.2%

----------------------------------------------------------------------------------------------------------------------------------
10       TYPE OF REPORTING PERSON*                                                                                              IN
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

                                SCHEDULE 14D-1

                 CUSIP No.        89581401                          Page  5  of  13 Pages
-----------------------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON                                                                              TPL Acquisition, LLC
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                  (a) [X]
                                                                                                                            (b) [ ]
-----------------------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
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4        SOURCE OF FUNDS*                                                                                            AF, WC, PF, OO
-----------------------------------------------------------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) or 2(f)                                [ ]
-----------------------------------------------------------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION                                                                              Delaware
-----------------------------------------------------------------------------------------------------------------------------------
7        AGGREGATE AMOUNT BENEFICIALLY OWNED                                                                              2,012,158
         BY EACH REPORTING PERSON
-----------------------------------------------------------------------------------------------------------------------------------
8        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES                                                                  [ ]
         CERTAIN SHARES*
-----------------------------------------------------------------------------------------------------------------------------------
9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                                                                    10.2%

-----------------------------------------------------------------------------------------------------------------------------------
10       TYPE OF REPORTING PERSON*                                                                   OO (limited liability company)
-----------------------------------------------------------------------------------------------------------------------------------

                                SCHEDULE 14D-1

                 CUSIP No.        89581401                          Page  6  of  13 Pages
-----------------------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON                                                                          Pell Development Company
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                  (a) [X]
                                                                                                                            (b) [ ]
-----------------------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS*                                                                                            AF, WC, PF, OO
-----------------------------------------------------------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) or 2(f)                                [ ]
-----------------------------------------------------------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION                                                                            California
-----------------------------------------------------------------------------------------------------------------------------------
7        AGGREGATE AMOUNT BENEFICIALLY OWNED                                                                              2,012,158
         BY EACH REPORTING PERSON
-----------------------------------------------------------------------------------------------------------------------------------
8        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES                                                                  [ ]
         CERTAIN SHARES*
-----------------------------------------------------------------------------------------------------------------------------------
9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                                                                    10.2%

-----------------------------------------------------------------------------------------------------------------------------------
10       TYPE OF REPORTING PERSON*                                                                         OO (sole proprietorship)
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

                                SCHEDULE 14D-1

                 CUSIP No.        89581401                          Page  7  of  13 Pages
----------------------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON                                                                                      Joseph Pell
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (a) [X]
                                                                                                                           (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS*                                                                                           AF, WC, PF, OO
----------------------------------------------------------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) or 2(f)                               [ ]
----------------------------------------------------------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION                                                                           California
----------------------------------------------------------------------------------------------------------------------------------
7        AGGREGATE AMOUNT BENEFICIALLY OWNED                                                                             2,012,158
         BY EACH REPORTING PERSON
----------------------------------------------------------------------------------------------------------------------------------
8        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES                                                                 [ ]
         CERTAIN SHARES*
----------------------------------------------------------------------------------------------------------------------------------
9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                                                                   10.2%

----------------------------------------------------------------------------------------------------------------------------------
10       TYPE OF REPORTING PERSON*                                                                                              IN
----------------------------------------------------------------------------------------------------------------------------------

                                SCHEDULE 14D-1

                 CUSIP No.        89581401                          Page  8  of  13 Pages
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
1        NAME OF REPORTING PERSON                                                                                         Eda Pell
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (a) [X]
                                                                                                                           (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------------------
4        SOURCE OF FUNDS*                                                                                           AF, WC, PF, OO
----------------------------------------------------------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) or 2(f)                               [ ]
----------------------------------------------------------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION                                                                           California
----------------------------------------------------------------------------------------------------------------------------------
7        AGGREGATE AMOUNT BENEFICIALLY OWNED                                                                             2,012,158
         BY EACH REPORTING PERSON
----------------------------------------------------------------------------------------------------------------------------------
8        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES                                                                 [ ]
         CERTAIN SHARES*
----------------------------------------------------------------------------------------------------------------------------------
9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                                                                   10.2%

----------------------------------------------------------------------------------------------------------------------------------
10       TYPE OF REPORTING PERSON*                                                                                              IN
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

       AMENDMENT NO. 1 TO SCHEDULE 14D-1/AMENDMENT NO. 11 TO SCHEDULE 13D

          This Amendment (this "Amendment") constitutes (i) Amendment No. 1 to the Tender Offer Statement on Schedule 14D-1 originally filed on April 1, 1998 (the "Schedule 14D-1") by TPL Acquisition, LLC, a Delaware limited liability company (the "Purchaser"), managed by Richard C. Blum & Associates, L.P., a California limited partnership ("RCBA"), and, upon consummation of the Offer, intended to be co-managed with Pell Development Company, a California sole proprietorship ("Pell", together, the "Managers"), relating to the offer by the Purchaser to purchase all outstanding membership interests, no par value (the "Membership Interests") of Triad Park, LLC, a Delaware limited liability company (the "Company"), including the associated rights to purchase Membership Interests issued pursuant to the Company's Rights Plan (as such term is defined in the Offer to Purchase) (the "Rights" and together with Membership Interests, the "Shares"), at a price of $1.80 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 1, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal, copies of which are attached to the Schedule 14D-1 as Exhibits (a) (1) and (a) (2), respectively (which collectively constitute the "Offer"); and (ii) Amendment No. 11 to the
Schedule 13D (the "Schedule 13D"), filed by RCBA and its affiliates (along with TPL Acquisition, LLC, the "Blum Reporting Persons"), and Pell Development Company, Joseph Pell and Eda Pell (the "Pell Reporting Persons"). This Amendment amends and supplements the Schedule 14D-1 and Schedule 13D.

         All capitalized terms used in this Amendment without definition have the meanings attributed to them in the Schedule 14D-1.

         The items of the Schedule 14D-1 set forth below are hereby amended as follows:


ITEM 10.         ADDITIONAL INFORMATION.

         (a)-(e) None.

         (f) The information set forth in the Offer is hereby supplemented and amended to incorporate by reference the information set forth in the Supplement dated April 6, 1998 to the Offer to Purchase (the "Supplement"), a copy of which is attached hereto as Exhibit (a)(7).


ITEM 11.         MATERIAL TO BE FILED AS EXHIBITS.

         Item 11 is hereby supplemented and amended by adding the following exhibits:

         (a)(7) Supplement dated April 6, 1998 to the Offer to Purchase dated April 1, 1998.

         (a)(8) Press release issued by RCBA on April 6, 1998 relating to Supplement.

                                   SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   April 6, 1998

RICHARD C. BLUM & ASSOCIATES, L.P.       RICHARD C. BLUM & ASSOCIATES, INC.

By  /s/ Murray A. Indick                 By  /s/ Murray A. Indick
    -------------------------------          ---------------------------------
    Murray A. Indick                         Murray A. Indick
    Managing Director                        Managing Director, General Counsel
    and General Counsel                      and Secretary


TPL ACQUISITION, LLC                     /s/ Murray A. Indick
By: Richard C. Blum & Associates, L.P.   -------------------------------------
    Its Managing Member                  RICHARD C. BLUM

    By: Richard C. Blum & Associates,    By  Murray A. Indick, Attorney-in-Fact
        Inc., its sole general partner

        By: /s/ Murray A. Indick
            -------------------------
            Murray A. Indick
            Managing Director
            and General Counsel


PELL DEVELOPMENT COMPANY

By  /s/ Joseph Pell                              /s/ Joseph Pell
    -------------------------------              ------------------------------
    Joseph Pell                                  JOSEPH PELL
    Owner

                                                 /s/ Eda Pell
                                                 ------------------------------
                                                 EDA PELL

                               INDEX OF EXHIBITS



Exhibit                  Exhibit                                    Sequentially
Number                   -------                                    Numbered
------                                                              Pages
                                                                    -----

(a)(7)  Supplement dated April 6, 1998 to the Offer to Purchase (the
"Supplement").

(a)(8) Press release issued by RCBA on April 6, 1998 relating to Supplement.